ONEIDA LTD.

                         June 29, 2006

James E. Joseph
c/o Oneida Ltd.
Kenwood Avenue
Oneida, New York

Dear Jim:

               This letter agreement (this “Agreement”) sets forth our mutual agreement concerning the terms of your continued employment with Oneida Ltd. (the “Company”):

               1.           Term. The term of this Agreement (the “Term”) shall commence as of April 1, 2006, and shall continue until terminated in accordance with Section 7.

               2.           Position. Effective as of May 31, 2006, you shall serve as President of the Company and shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer of the Company (the “CEO”) or by the Board of Directors of the Company (the “Board”). You agree to serve the Company faithfully and to the best of your ability. You shall report to the CEO.

               3.           Signing Bonus. As soon as practicable following the execution of this Agreement, you will be paid a signing bonus of $45,000.

               4.           Base Salary. During the Term, the Company will pay you a base salary of $300,000 (your “Base Salary”) in accordance with the Company's regular payroll practices, as in effect from time to time. Your Base Salary may be increased by the Board in its sole discretion at any time. For the balance of fiscal year 2007 and through the date immediately preceding the date of your annual performance review, your base salary shall be the greater of (i) $300,000 and (ii) 70% of the base salary paid to the CEO.

               5.           Annual Bonus. During the Term, the Company may pay you an annual bonus (your “Annual Bonus”). The form of payment and the other terms and conditions of such Annual Bonus shall be determined by, and in the sole discretion of, the Board. As of the date of this Agreement you are a participant in the Management Annual Incentive Plan and you shall continue to participate in such plan but with an annual bonus opportunity of not less than 50% of Base Salary.

               6.           Long-Term Incentives and Employee Benefits. (a) If, during the Term, the Company adopts any long-term incentive plan (including any plan involving any equity-

based awards) (the “LTIP”), you will participate in such plan at a level at least as favorable as any employee of the Company other than the CEO.

                     (b)           During the Term, you shall be included, to the extent eligible, in all the employee benefit plans or programs of the Company as are available to the Chief Financial Officer of the Company and/or other similarly situated employees of the Company generally, as well as other benefit plans or programs as may be specified by the Board.

                     (c)           In the event the Company relocates its corporate headquarters prior to June 30, 2008 and you are unable to maintain your Oneida area residence, the Company will relocate you and your family to a temporary residence within commuting distance of the Company’s new Corporate Headquarters and will reimburse you for all reasonable expenses that you incur in connection with such relocation in accordance with the terms of the Company’s relocation policy then in effect, including weekly commutation, so that each of your children who are attending high school as of the date of this Agreement may graduate from high school (each a “High School Child”). Within ninety (90) days following the graduation date of the last High School Child, you agree to relocate your primary residence within commuting distance of the Company’s new Corporate Headquarters. In accordance with the Company’s relocation policy then in effect, the Company will provide you with at least three house hunting trips for you and your family, relocation consulting, all reasonable expenses associated with the sale of your Oneida area residence, including any real estate commission, and closing costs, and any reasonable fees that you incur with respect to a new mortgage for such primary residence. All relocation expenses that the Company reimburses under its relocation policy will be made to you on a “tax grossed up” basis. In addition, upon your request, the Company will purchase your Oneida area residence (net of any expenses that the Company reimburses you pursuant to the Company’s relocation policy then in effect) at a purchase price to be determined based on an average of the appraisals provided by three real estate appraisal companies to be mutually agreed upon by you and the Company.

               7.           Termination of Employment. The Company shall have the right to terminate your employment at any time and for any reason. You shall have the right to terminate your employment with the Company at any time and for any reason. Subject to your execution of a general release of claims against the Company in a form substantially as attached hereto, if the Company terminates your employment for any reason other than Cause (as defined below), or if you resign from your employment for Good Reason (as defined below), in accordance with the Company’s Severance Program, the Company shall continue to pay you Base Salary through the later of April 1, 2008 or the first anniversary of the date of your termination of employment, at such intervals as the same would have been paid had you remained employed by the Company. Such periodic payments shall not be construed as being continued employment with the Company. In the event the Company terminates your employment for Cause or you resign your employment for any reason other than Good Reason, you shall be entitled to receive any earned and unpaid Base Salary and any accrued but unpaid vacation through the date of such termination or resignation. Unless required by applicable law, you shall have no further rights to any other compensation (including any unearned Annual Bonus) or any other benefits. In addition, you also may be entitled to a Bonus payable for a then completed fiscal year to the extent determined by the Board in its sole discretion in accordance with the terms of the particular Bonus Plan in which you are participating. For purposes of this Agreement, “Cause”

shall mean (a) your willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the financial condition or business reputation of the Company, (b) your conviction of, or plea of nolo contendre to, a felony, or any willful perpetration of a common law fraud; or (c) your willful and continued failure or refusal to substantially perform your duties with the Company, or such conduct which, in the opinion of the Board has brought or will bring harm to the Company’s reputation and/or current or future business. For purposes of this Agreement, “Good Reason” shall mean (i) a substantial diminution in your title, position, responsibilities or Base Salary below the level of the same as of June 1, 2006, (or below 70% of the base salary of the CEO as, and to the extent, set forth in Section 4 above), without your consent and (ii) in the event that the Company adopts a LTIP, and (A) you are not eligible to participate in the LTIP or (B) you are granted awards under the LTIP and the value of the awards granted to you during any 12-month period (as determined by the Board in good faith) are not greater than the value of the awards granted to any other employee of the Company during such 12-month period, other than the CEO.

               8.            Restrictive Covenants.

               (a)           Noncompetition. In consideration of the severance payment to which you may be entitled pursuant to the Agreement as set forth above and the signing bonus, salary, bonuses and benefits to which you are entitled during the Term, you agree that during your employment with the Company and through the first anniversary of the date of your termination of employment with the Company for any reason (the “Restricted Period”) you shall not, directly or indirectly, engage, whether as a proprietor, partner, principal, joint venture participant, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity (other than an owner of less than one percent of the capital stock of a publicly traded entity), in any business or activity that competes with the business conducted by the Company in the geographical area in which it is engaged or will engage in such business during such period. Notwithstanding anything herein to the contrary, following a resignation by you without Good Reason, the “Restricted Period” for purposes of this Section 8 shall extend only so long as the Company elects, in its sole discretion, to continue to pay you Base Salary following such resignation (but in no event longer than until the first anniversary of such resignation), without regard to whether you accept such payment.

               (b)           Nonsolicitation.

                    (i)           You agree that during your employment with the Company and through the second anniversary of your termination of employment with the Company for any reason you shall not in any way, directly or indirectly, whether as a proprietor, partner, principal, joint venture participant, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, call upon, solicit, advise or otherwise do, or attempt to do, business with any person or entity who is, or was during your employment, a client or customer of the Company, or take away or interfere or attempt to take away or to interfere with any customer, trade, business, patronage or affair of the Company.

                   (ii)           You agree that during your employment with the Company and through the second anniversary of the date of your termination of employment with the

Company for any reason you shall not in any way, directly or indirectly, whether as a proprietor, partner, principal, joint venture participant, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, solicit, induce to leave, hire (or attempt to hire) or otherwise interfere (or attempt to interfere) with any person or entity who is at such time, or was during your employment, an employee, officer, consultant, representative or agent of the Company.

               (c)           Confidentiality. You agree that at no time during the Term or thereafter will you, except in performance of your obligations to the Company, directly or indirectly, reveal to any person, entity or other organization or use for your own benefit any information deemed to be confidential or proprietary by the Company relating to the assets, liabilities, employees, goodwill, business or affairs of the Company, including, without limitation, any information concerning past, present or prospective customers, suppliers, manufacturing processes or marketing data, or any other confidential or proprietary information (“Confidential or Proprietary Information”). You further agree that you will not, without the prior written consent of the Company, remove or take from the Company's premises (or if previously removed or taken, at the Company’s request, to promptly return) any written Confidential or Proprietary Information or any copies or extracts thereof. Upon the request and at the expense of the Company, you shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, any and all rights in Confidential or Proprietary Information. This restriction shall not apply to: (i) information approved for release by written authorization of the Company or (ii) information that may be required by law or an order of any court or government agency to be disclosed. In the event you believe you are, or have reason to believe you will be, required by any applicable law, discovery request and or legal process to such information, you shall provide the Company’s General Counsel with written notice no less than five business days prior to any such disclosure.

               (d)           Return of Company Property. Upon the termination of your employment for any reason, you will immediately return all property and material in your possession that belongs or relates to the Company, including all originals and copies of files, writings, reports, memoranda, diaries, notebooks, notes of meetings or presentations, data, computer software and hardware, diskettes, cellular phones, drawings, charts, photographs, slides, patents, or another form of record which contains information belonging to or created or produced by, for or at the direction of the Company, or any employee or agent thereof.

               (e)           Rights and Remedies Upon Breach. The parties acknowledge and agree that any breach of the covenants in this Section 8 will cause immediate and irreparable injury, direct or indirect, to the Company and that money damages will not provide adequate remedy. You therefore agree that if you violate any of the restrictive covenants hereunder, the Company shall be entitled, among and in addition to any other rights or remedies available under this Agreement or at law or in equity, to temporary and permanent injunctive relief, without bond or other security, to prevent you from committing or continuing a breach of such covenants. If you breach any of your obligations under this Section 8, the Company may, upon written notice to you, terminate its obligations to make any further payments to you as described in Section 7.

               9.           Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision of this Agreement held to be invalid or unenforceable shall be reformed to the extent necessary to make it valid and enforceable.

               10.         Successors. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and its successors, permitted assigns, heirs, legal representatives, executors, and administrators.

               11.         Governing Law. This Employment Agreement shall be subject to the laws of the State of New York applicable to contracts executed in and to be performed therein.

               12.         Counterparts. All executed copies of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original. This Agreement may be executed in counterparts, each of which shall constitute a single instrument.

               13.         Entire Agreement. All prior negotiations and agreements between the parties hereto with respect to the matters contained herein are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

               14.         Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by law or under the Company’s employee benefit plans.

               15.         Representation. You represent and warrant that: a) as of the effective date hereof and the date of execution hereof, you are not in violation of the non-competition and confidentiality provisions of this Agreement; b) that as of the date of this Agreement and your execution thereof, you are free to and capable of performing the duties and responsibilities of your office and employment in accordance with the terms hereof; and c) that you have consulted with counsel of your choosing with respect to the terms of this Agreement, your duties responsibilities and restrictions in accordance with its terms and the significance and terms of the General Release attached hereto which you are obligated to execute as a condition of receiving severance in accordance with the terms of Section 7 above.

Sincerely,

/s/ CHRISTOPHER H. SMITH

Chairman of the Board of Directors

ACCEPTED AND AGREED:

/s/ JAMES E. JOSEPH

Date: June 29, 2006